Filed Pursuant to Rule 433

Registration Statement No. 333-183035

March 3, 2014

PRICING TERM SHEET FOR THE 4.45% DEBENTURES, SERIES 2014 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	4.45% Debentures, Series 2014 A due 2044

Principal Amount:	$850,000,000

Interest Rate:	4.45% per annum

Interest Payment Dates:	March 15 and September 15, commencing on September 15, 2014

Maturity:	March 15, 2044

Treasury Benchmark:	3.750% due November 15, 2043

US Treasury Yield:	3.555%

Spread to Treasury:	+90 basis points

Re-offer Yield:	4.455%

Public Offering Price:	99.916%

Optional Redemption:	Make Whole call at any time prior to September 15, 2043 at Treasury Rate +15 basis points

Callable on or after September 15, 2043 at par

Pricing Date:	March 3, 2014

Settlement Date:	March 6, 2014 (T+3)

CUSIP:	209111 FD0

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	U.S. Bancorp Investments, Inc. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.